Exhibit 4(y)

SUPPLEMENT TO

GLOBAL AGENCY AGREEMENT

dated as of December 19, 2008

among

BANK OF AMERICA, N.A.,

as Issuer,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as U.S. Paying Agent and U.S. Registrar,

DEUTSCHE BANK AG, LONDON BRANCH,

as London Paying Agent and London Issuing Agent, and

DEUTSCHE BANK LUXEMBOURG S.A.,

as European Registrar and European Transfer Agent

THIS SUPPLEMENT TO GLOBAL AGENCY AGREEMENT, dated as of December 19, 2008 (the “Supplement”), among:

(i)    BANK OF AMERICA, N.A., a national banking organization organized under the laws of the United States of America, as issuer (the “Bank”);

(ii)    DEUTSCHE BANK TRUST COMPANY AMERICAS, as U.S. registrar (the “U.S. Registrar”) and U.S. paying agent (the “U.S. Paying Agent”), which expressions shall also include any successors appointed in accordance with Section 27 of the Global Agency Agreement dated as of July 25, 2007, among the Bank, Deutsche Bank Trust Company Americas, Deutsche Bank AG, London Branch and Deutsche Bank Luxembourg, S.A. (the “Agreement”);

(iii)    DEUTSCHE BANK AKTIENGESELLSCHAFT, a corporation domiciled in Frankfurt am Main, Germany, operating in the United Kingdom under branch number BR000005, acting through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB (“Deutsche Bank AG, London Branch”), as London paying agent (the “London Paying Agent” and, together with the U.S. Paying Agent, the “Paying Agents” and each individually, a “Paying Agent”), and London issuing agent (the “London Issuing Agent”); expressions shall also include any successors appointed in accordance with Section 27 of the Agreement; and

(iv)    DEUTSCHE BANK LUXEMBOURG S.A., as European registrar (the “European Registrar” and, together with the U.S. Registrar, the “Registrars” and each a “Registrar”) and European transfer agent (the “European Transfer Agent”), which expressions shall include any successors appointed in accordance with Section 27 of the Agreement.

WHEREAS:

A.    The Bank has established the Global Bank Note Program described in the Offering Circular, dated July 25, 2007 (as such document may hereafter be amended, supplemented or replaced by the Bank, including the material incorporated therein by reference, the “Offering Circular”), which will be supplemented by one or more product and/or pricing supplements setting forth additional terms and conditions of bank notes, pursuant to which the Bank may from time to time issue up to US$75,000,000,000 (or the equivalent thereof in other currencies) in an aggregate principal amount (issued on or after the date hereof) at any one time outstanding of its bank notes (the “Notes”);

B.    The Offering Circular describes the duties and obligations of certain agents with respect to the Notes;

C.    The Bank has determined that it is advisable and in the interests of the Bank and the holders of certain series of its senior unsecured debt with a stated maturity of more than 30 days (the “Eligible Notes”) that such indebtedness be issued subject to a guarantee of the FDIC pursuant to 12 CFR Part 370 (as such regulations may be amended or supplemented from time to time, the “FDIC Guarantee”);

D.    As a condition to the FDIC Guarantee, the Bank will enter into this Supplement prior to the issuance of the Eligible Notes, which shall be applicable to those securities issued subject to the FDIC Guarantee and only for so long as the FDIC Guarantee remains in effect for any such senior debt securities or such later time as may be required by the rules and regulations of the FDIC or any successor entity (the “Termination Date”);

E.    This Supplement shall lapse and be without further effect upon the later to occur of (a) payment in full of all senior debt securities subject to the FDIC Guarantee or (b) the Termination Date;

F.    This Supplement has been duly authorized and approved by an Authorized Representative, effective as of the date hereof; and

G.    Section 34 of the Agreement provides that the Bank and the Agents may modify, amend or supplement the Agreement without the consent of any holder of Notes, Talons, Receipts or Coupons so long as such action does not adversely effect the rights of the holders of a series of outstanding Notes;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

ADDITIONAL TERMS

Section 1.1    Section 4(a) of the Agreement is hereby amended by renumbering paragraph 27 as paragraph 28 and inserting a new paragraph 27, which shall read as follows:

“27.    Whether the Eligible Notes are issued subject to a FDIC Guarantee.”

Section 1.2    The Agreement is hereby amended by the addition of a new Section 40, which shall read as follows:

“Section 40. Federal Deposit Insurance Corporation Guaranteed Senior Unsecured Debt

(a)    Acknowledgement of the FDIC’s Temporary Liquidity Guarantee Program

(i) The parties to this Agreement acknowledge that the Bank has not opted out of the temporary liquidity guarantee program (the “TLG Program”) established by the FDIC’s Final Rule, 12 C.F.R. Part 370 (as may be amended or supplemented from time to time, the “Rule”). The TLG Program applies to any Eligible Notes issued on or after October 14, 2008 through June 30, 2009 (the “Effective Issue Period”) that constitute unsecured senior debt, as defined in the Rule and as to which the Bank has not duly made an election in accordance with Section 370.3(g) of the Rule and with respect to each such Eligible Note, for the period from October 14, 2008 to the earlier of the date such Note matures pursuant to the terms thereof and June 30, 2012 (the “Effective Maturity Period” and together with the Effective Issue Period, the “Effective Period”). As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC Guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s Guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The provisions of this Section shall be applicable only to any Notes issued under this Agreement which affirmatively indicate that they are subject to the FDIC Guarantee and the security certificate, note or other instrument evidencing each applicable Eligible Note shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the TLG Program.

(ii) In the event of any conflict between the provisions of this Section 40 and the rules and regulations of the TLG Program, or the Master Agreement (and any amendments thereto) entered into by the Bank and the FDIC (the “Master Agreement”) with respect thereto, such rules and regulations, and/or such Master Agreement shall control.

(b)    Representative

(i) Deutsche Bank Trust Company Americas is designated under this Agreement as the duly authorized representative of the holders for purposes of making claims and taking other permitted or required actions under the TLG Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

(ii) Upon an uncured failure by the Bank to make a timely payment of principal or interest under any applicable Eligible Notes (a “Payment Default”), the Representative, on behalf of all holders of such Notes that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under the Rule (i) in the case of any payment due by the Bank prior to the final maturity or redemption of such Notes, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any payment due by the Bank on the final maturity date or on a redemption date for such Notes, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

(c)    Subrogation

The FDIC shall be subrogated to all of the rights of the holders and the Representative under this Agreement against the Bank in respect of any amounts paid to the holders, or for the benefit of the holders, by the FDIC pursuant to the TLG Program.

(d)    Agreement to Execute Assignment upon Guarantee Payment

(i) The holders hereby authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holders pursuant to the TLG Program, to execute an assignment substantially in the form attached to this Agreement as Exhibit L pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Bank under this Agreement and under the applicable Notes on behalf of the holders. The Bank hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the indebtedness hereunder and under the applicable Notes for all purposes of this Agreement and upon any such assignment (or any assignment by any holder that elects not to be represented by the Representative, as provided above), the FDIC shall be deemed a holder under this Agreement for all purposes hereof, and the Bank hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Agreement as a result of such assignment.

(ii) If a holder has exercised its right not to be represented by the Representative, such holder hereby agrees that, at such time as shall be required by the Rule, such Holder shall execute an assignment in the form attached as Exhibit L (or such other form as may be then required by the Rule), pursuant to which such holder shall assign to the FDIC its right to receive any and all payments from the Bank under this Agreement.

(e)    Surrender of Senior Unsecured Debt Instrument to the FDIC

If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the TLG Program on the outstanding principal and accrued interest to such date of payment, the holder shall, or the holder shall cause the person or entity in possession to, promptly surrender to the FDIC the security certificate, note or other instrument evidencing such debt, if any.

(f)    Notice Obligations to FDIC of Payment Default

If, at any time prior to the earlier of (a) full satisfaction of the payment obligations hereunder, or (b) expiration of the Effective Period, the Bank is in default of any payment obligation hereunder, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

(g)    Ranking

Any indebtedness of the Bank to the FDIC arising under Section 2.03 of the Master Agreement entered into by the Bank and the FDIC in connection with the TLG Program will constitute a senior unsecured general obligation of the Bank, ranking pari passu with any indebtedness hereunder.

(h)    No Event of Default during Time of Timely FDIC Guarantee Payments

There shall not be deemed to be an event of default under the Agreement or under any provision of the applicable Notes which would permit or result in the acceleration of amounts due hereunder, if such an event of default is due solely to the failure of the Bank to make timely payment hereunder or under the applicable Notes, provided that the FDIC is making timely guarantee payments with respect to the debt obligations hereunder in accordance with 12 C.F.R Part 370.

Without limiting the foregoing, no provision of the Notes shall result in any acceleration of the amounts due under those Notes at any time at which the FDIC is making such timely guarantee payments, or the Bank is making the required payments under such Notes.

(i)    No Modifications Without FDIC Consent

Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Agreement or the Notes governed hereby that is related to the principal, interest, payment, default or ranking of the indebtedness hereunder or that is required to be included herein pursuant to the Master Agreement executed by the Bank in connection with the TLG Program.”

Section 1.3    Section 25(b) of the Agreement is hereby amended by adding the following phrase at the beginning of such section:

“Except for (i) the FDIC in connection with the FDIC Guarantee, (2) the holders of the Notes as provided in Section 40 of this Agreement, or (3) as otherwise provided in 12 CFR Part 370, …”

Section 1.4    The Agreement is hereby amended by the insertion of a new “Exhibit L” in the form attached hereto.

ARTICLE II

MISCELLANEOUS

Section 2.1    Agreement Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Agreement shall remain in full force and effect.

Section 2.2    Agreement and Supplement Construed Together. This Supplement is supplemental to the Agreement, and the Agreement and this Supplement shall henceforth be read and construed together.

Section 2.3    Severability. In case any provision in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4    Terms Defined in the Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Section 2.5    Headings. The headings of this Supplement have been inserted for convenience of reference only, are not to be considered part of this Supplement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.6    Benefits of Supplement. Nothing in this Supplement or the Notes, express or implied, shall give to any Person, other than (a) the parties hereto and thereto and their successors hereunder and thereunder, (b) the FDIC (to the extent set forth herein) and (c) the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Agreement, this Supplement or the Notes.

Section 2.7    Certain Duties and Responsibilities of the Representative. In entering into this Supplement, the Representative shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability or affording protection to the Agents, whether or not elsewhere herein so provided.

Section 2.8    Counterparts. The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.9    Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.10    Effective Date. This Supplement shall be effective on the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Bank

BANK OF AMERICA, N.A. By: /s/ B. KENNETH BURTON, JR. Name: B. Kenneth Burton, Jr. Title: Senior Vice President

Bank of America, N.A.

Bank of America Corporate Center

100 North Tryon Street

NC1-007-07-06

Corporate Treasury Division

Charlotte, North Carolina 28255

Telephone: (704) 387-3776

Facsimile: (704) 386-0270

Attention: B. Kenneth Burton, Jr.

Together with a copy to:

Bank of America Corporation

Legal Department

NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Telephone: (704) 386-4238

Facsimile: (704) 387-0108

Attention: Teresa M. Brenner, Esq.

and

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Telephone: (704) 343-2030

Facsimile: (704) 343-2300

Attention: Boyd C. Campbell, Jr.

The U.S. Registrar and U.S. Paying Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:   Deutsche Bank National Trust Company

By:   /s/ DAVID CONTINO

Name: David Contino

Title: Assistant Vice President

By:   /s/ IRINA GOLOVASHCHUK

Name: Irina Golovashchuk

Title: Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

c/o Deutsche Bank National Trust Company

Global Transaction Banking

Trust & Securities Services

25 DeForest Avenue

MS: 01-0105

Summit, New Jersey 07901

Telephone: (908) 608-3191

Facsimile: (732) 578-4635

The London Paying Agent and London Issuing Agent

DEUTSCHE BANK AG, LONDON BRANCH By: /s/ ANGELINE GARVEY Name: Angeline Garvey Title: Director By: /s/ ANNA HOGG Name: Anna Hogg Title: Vice President	DEUTSCHE BANK AG, LONDON BRANCH Winchester House 1 Great Winchester Street London EC2N 2DB Attention: Trust and Securities Services Telephone: +44 (0) 20 7545 8000 Facsimile: +44 (0) 20 7547 5782

The European Registrar and European Transfer Agent

DEUTSCHE BANK LUXEMBOURG S.A. By: /s/ ANGELINE GARVEY Name: Angeline Garvey Title: Director By: /s/ ANNA HOGG Name: Anna Hogg Title: Vice President	DEUTSCHE BANK LUXEMBOURG S.A. 2 Boulevard Konrad-Adenauer L-1115 Luxembourg Attention: Coupon Paying Department Telephone: +352 421 221 Facsimile: +352 473 136

Exhibit L

FORM OF ASSIGNMENT1

This Assignment is made pursuant to the terms of Section 40 of the Global Agency Agreement, dated as of July 25, 2007, as amended from time to time (the “Agreement”), between Deutsche Bank Trust Company Americas, et al, or its successor hereunder (the “Representative”), acting on behalf of the holders of the debt issued under the Agreement who have not opted out of representation by the Representative (the “Holders”), and Bank of America, N.A. (the “Bank”) with respect to the debt obligations of the Company that are guaranteed under the TLG Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

For value received, the Representative, on behalf of the Holders (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the debt issued pursuant to the terms of the Agreement (the “Note”); (b) the Agreement pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Bank regarding obligations of the Bank under the Note or the Agreement (collectively, the “Assignment”).

The Assignor hereby certifies that:

1.    Without the FDIC’s prior written consent, the Assignor has not:

(a)    agreed to any material amendment of the Note or the Agreement or to any material deviation from the provisions thereof; or

(b)    accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2.    The Assignor has not assigned or otherwise transferred any interest in the Note or the Agreement;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2.    The Assignor has assigned part of its rights, title and interest in the Note and the Agreement to                          pursuant to the                          agreement, dated as of                         , 20    , between                         , as assignor, and                         , as assignee, an executed copy of which is attached hereto.

[1]

This Form of Assignment shall be modified as appropriate if the assignment is being made by an individual debt holder rather than the Representative or if the debt being assigned is not in certificated form or otherwise represented by a written instrument.

L-1

The Assignor acknowledges and agrees that this Assignment is subject to the Agreement and to the following:

1.    In the event the Assignor receives any payment under or related to the Note or the Agreement from a party other than the FDIC (a “Non-FDIC Payment”):

(a)    after the date of demand for a guarantee payment on the FDIC pursuant to 12 C.F.R. Part 370, but prior to the date of the FDIC’s first guarantee payment under the Agreement pursuant to 12 C.F.R. Part 370, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Bank, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b)    after the FDIC’s first guarantee payment under the Agreement, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2.    Acceptance by the Assignor of payment pursuant to the TLG Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the TLG Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

L-2

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this                          day of                         , 20    .

Very truly yours, [ASSIGNOR]

By:
(Signature)

Name:
(Print)

Title:
(Print)

L-3